                                                                    Exhibit 99.1


Aspect Medical Systems, Inc.
Page 1 of 7



FOR FURTHER INFORMATION:

AT THE COMPANY:        AT THE FINANCIAL RELATIONS BOARD:

J. Neal Armstrong      George Zagoudis      Diane Hettwer        Tim Grace
Vice President & CFO   General Inquiries    Analyst Inquiries    Media Inquiries
(617) 559-7162         (312) 640-6663       (312) 640-6753       (312) 640-6775

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 16, 2003


                     ASPECT MEDICAL SYSTEMS, INC. ANNOUNCES
                      OPERATING RESULTS FOR SECOND QUARTER

                            HIGHLIGHTS OF THE QUARTER

      -     Worldwide revenue increased 7 percent in Q2 2003 vs. Q2 2002

      -     Worldwide sensor revenue increased 12 percent in Q2 2003 vs. Q2 2002

      - Gross profit margin percentage increased to 74.6 percent in Q2 2003 compared to 69.9 percent in Q2 2002

      - Net loss for Q2 2003 declined by 51 percent compared to the net loss in Q2 2002

      - Worldwide BIS module revenue increased by 117 percent in Q2 2003 compared to Q2 2002

NEWTON, MASS., JULY 16, 2003 -- ASPECT MEDICAL SYSTEMS, INC. (NASDAQ: ASPM), today reported results of operations for the second quarter and six months ended June 28, 2003.

SECOND QUARTER FINANCIAL RESULTS

For the second quarter ended June 28, 2003, revenue was $10.7 million, an increase of 7 percent over revenue of $10.1 million in the second quarter of 2002. The increase in revenue reflects a 12 percent increase in revenue from the sale of sensors and a 5 percent decrease in revenue from the sale of monitors, modules, XP upgrade kits and related accessories (collectively referred to as equipment). Sensor revenue increased to $7.4 million in the second quarter of 2003 from $6.6 million in the second quarter of 2002. Equipment revenue declined to $3.3 million in the second quarter of 2003 from $3.4 million in the second quarter of 2002.

Aspect Medical Systems, Inc.
Page 2 of 7


The combination of a 10 percent increase in sensor unit volume and a 2 percent increase in the average unit price accounted for the 12 percent increase in sensor revenue from Q2 2002 to Q2 2003. The decrease in equipment revenue in the second quarter of 2003 was primarily the result of a 27 percent decrease in monitor revenue partially offset by a 117 percent increase in module revenue. The lower monitor revenue was primarily related to a 44 percent decrease in unit volume as 280 monitors were shipped in Q2 2003 as compared to 503 monitors in Q2 2002. The decrease in monitor unit volume was primarily related to a reduction of sales in the domestic market from 342 monitors in the second quarter of 2002 to 151 monitors in the second quarter of 2003 and a reduction of sales in Japan from 65 monitors in the second quarter of 2002 to none in the second quarter of 2003 as Nihon Kohden continued to delay additional monitor purchases pending Japanese Ministry of Health, Labor and Welfare approval of the XP technology. In Q2 2003, 466 module kits were shipped to OEM partners as compared to 175 module kits in Q2 2002, an increase of 166 percent. The increase in module unit volume was partially offset by a 19 percent decrease in the average unit price for module kits from Q2 2002 to Q2 2003.

"In the second quarter of 2003 we achieved several milestones for Aspect," said Nassib Chamoun, president and chief executive officer. "During the quarter we shipped a record number of sensors. Additionally, based on reports from our OEM partners, Q2 2003 was the second consecutive quarter in which more than 500 BIS modules were installed at end-users by our OEM partners. It was also the third consecutive quarter in which end-user module placements exceeded our monitor placements. This increase in module placements highlights the progress we are making in shifting the focus of our equipment placements from monitors to modules. I am also pleased to report that we continued to make significant strides in the conversion to the BIS XP platform. Approximately 56 percent of Aspect's installed base of monitors and modules is now on the BIS XP platform."

He continued, "For the second consecutive quarter we made progress towards our goal of profitability. Aspect's gross profit for the quarter increased by 14 percent as compared to Q2 2002 while operating expenses declined by 9 percent. This contributed to reducing our net loss per share by 55 percent from $0.20 in Q2 2002 to $0.09 in Q2 2003."

Domestic revenue increased 2 percent in the second quarter of 2003 to $8.7 million from $8.5 million in the second quarter of 2002. Sensor revenue increased 7 percent in the second quarter of 2003 as compared to the second quarter of 2002 driven by the combination of a 5 percent increase in the average unit price and a 2 percent increase in unit volume. Equipment revenue decreased 11 percent in the second quarter of 2003 as compared to the second quarter of 2002. This was primarily a result of a 31 percent decrease in monitor revenue, which resulted from a 56 percent decrease in unit volume, from 342 monitors in Q2 2002 to 151 monitors in Q2 2003. The decrease in monitor unit volume was partially offset by a 55 percent increase in the average unit price.

Aspect Medical Systems, Inc.
Page 3 of 7


International revenue increased by 33 percent in the second quarter of 2003 as compared to the second quarter of 2002. International revenue, exclusive of Japan, increased by 57 percent to $1.8 million from $1.2 million in the second quarter of 2002. This increase was primarily the result of a 99 percent increase in sensor revenue, an 87 percent increase in module revenue and a 36 percent increase in monitor revenue. In Japan, revenue declined by 43 percent as Nihon Kohden continued to defer the purchase of additional BIS monitors pending approval of our latest generation XP technology by the Japanese Ministry of Health, Labor, and Welfare. Sensor revenue in Japan over the same period grew by 33 percent.

In the second quarter of 2003, gross profit margin percentage was 74.6 percent as compared to 69.9 percent in Q2 of 2002. The improvement in the gross margin percentage was related primarily to an increase in the percentage of total revenue resulting from the sale of sensors, a higher average unit price for sensors, a higher average unit price on monitors, improved gross margin on ancillary items, such as XP upgrade kits, and a reduction in depreciation expense related to monitors used in the Equipment Placement program. Additionally, $154,000 of deferred revenue related to the strategic alliance with Boston Scientific Corporation was recognized without any corresponding cost of revenue, increasing the gross profit margin percentage by 1.4 percent.

Higher revenue and gross profit margin combined with reduced operating expenses had the effect of reducing the net loss to $1.8 million, or $0.09 per share, on
19.4 million basic and diluted shares outstanding in the second quarter of 2003, as compared to a net loss of $3.7 million, or $0.20 per share, on 17.9 million basic and diluted shares outstanding in the second quarter of 2002.

SIX MONTH FINANCIAL RESULTS

For the six months ended June 28, 2003, revenue was $20.8 million, an increase of 6 percent as compared to the six months ended June 29, 2002. The increase was attributable to an 11 percent increase in sensor revenue partially offset by a 4 percent decrease in equipment revenue.

For the six months ended June 28, 2003, domestic revenue increased 2 percent as compared to the prior year. This was primarily attributable to two factors: first, a 5 percent increase in sensor revenue that resulted primarily from a 6 percent increase in the sensor average unit price; and second, a 9 percent decrease in equipment revenue that resulted from a 38 percent decrease in monitor unit volume partially offset by a 29 percent increase in the monitor average unit price.

For the six months ended June 28, 2003, international revenue increased 25 percent as compared to the first six months of 2002. The increase was primarily attributable to a 178 percent increase in module revenue and an 86 percent increase in sensor revenue offset by a 41 percent decrease in monitor revenue. The increase in module revenue was due to increased OEM purchases of modules and module components. The increase in sensor revenue was due to a 67 percent increase in unit volume and an 11 percent increase in the sensor average unit price. The decrease in monitor revenue resulted from a 36 percent decrease in unit volume as a result of Nihon Kohden's decision not to purchase monitors in the first six months of 2003.

Aspect Medical Systems, Inc.
Page 4 of 7


Gross profit margin percentage for the six months ended June 28, 2003 was 74.7 percent as compared to 66.9 percent for the six months ended June 29, 2002.

For the first six months of 2003, the increase in revenue and gross profit margin and the reduction in operating expenses had the effect of reducing the net loss to $4.3 million, or $0.22 per share on 19.4 million basic and diluted shares outstanding in the first six months of 2003, as compared to a net loss of $8.4 million, or $0.47 per share on 17.8 million basic and diluted shares outstanding in the first six months of 2002.

LIQUIDITY AND CAPITAL RESOURCES

At June 28, 2003, the Company had cash, cash equivalents and marketable securities of $32.0 million, stockholders' equity of $32.8 million and total debt of $1.7 million. At December 31, 2002, the Company had cash, cash equivalents and marketable securities of $36.9 million, stockholders' equity of $36.8 million and total debt of $1.9 million. During the second quarter of 2003, the Company used $1.0 million of cash, cash equivalents and marketable securities as compared to $3.3 million in the second quarter of 2002.

OUTLOOK FOR THE THIRD QUARTER ENDING SEPTEMBER 27, 2003

The Company believes that revenue will be within a range of $10.0 million to $11.0 million during the third quarter of 2003 and our net loss per share will be within a range of $0.09 and $0.13.

CONFERENCE CALL SET FOR 10AM ET TODAY

Aspect will hold a conference call to discuss second quarter results and management's outlook for the third fiscal quarter of 2003 at 10:00 a.m. Eastern Time today, Wednesday, July 16, 2003. The call can be accessed live by dialing 888-277-8636 or 973-582-2783, or access the webcast at
http://www.aspectmedical.com on the Investor page or http://ccbn.com. It also will be available for replay from July 16, 2003, until July 23, 2003, by dialing 877-519-4471 or 973-341-3080, access code 4035892. The webcast replay will also be available on Aspect's website at http://www.aspectmedical.com on the news releases page under investor information.

ABOUT THE COMPANY

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company's Bispectral Index (BIS) technology has been used to assess more than 7.0 million patients and has been the subject of approximately 1,250 published articles and abstracts. The worldwide installed base of monitors and BIS modules was approximately 17,800 at June 28, 2003. BIS technology is installed in approximately 30 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Aspect Medical Systems, Inc.
Page 5 of 7


SAFE HARBOR STATEMENT

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the Company's expected results of operations for future periods, the worldwide market acceptance of the Company's products, the transition from monitors to modules and expectations with respect to purchases in Japan. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company's ability to become and remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not be profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of surgical awareness during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company's actual results to vary from its forward-looking statements, including without limitation those set forth under the heading "Factors Affecting Future Operating Results" in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003, as filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent the Company's expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's expectations or beliefs as of any date subsequent to the date of this press release.

         FOR FURTHER INFORMATION REGARDING ASPECT MEDICAL SYSTEMS, INC., VISIT THE ASPECT MEDICAL SYSTEMS, INC. WEBSITE AT www.aspectmedical.com

                          ...FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.
Page 6 of 7


                          ASPECT MEDICAL SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Three Months Ended                           Six Months Ended
                                            ---------------------------------         ---------------------------------
                                            June 28, 2003        June 29, 2002        June 28, 2003        June 29, 2002
                                            ------------         ------------         ------------         ------------
                                             (Unaudited)          (Unaudited)          (Unaudited)          (Unaudited)
Revenue                                     $ 10,708,844         $ 10,051,223         $ 20,836,134         $ 19,737,789
Costs of revenue                               2,716,429            3,024,051            5,265,889            6,541,587
                                            ------------         ------------         ------------         ------------
Gross profit margin                            7,992,415            7,027,172           15,570,245           13,196,202

Gross profit margin percentage                      74.6%                69.9%                74.7%                66.9%

Operating expenses:
    Research and development                   1,863,797            2,026,131            3,744,753            3,962,675
    Sales and marketing                        5,925,118            6,957,166           12,241,736           14,313,671
    General and administrative                 2,182,600            1,933,915            4,281,388            3,783,979
                                            ------------         ------------         ------------         ------------
             Total operating expenses          9,971,515           10,917,212           20,267,877           22,060,325
                                            ------------         ------------         ------------         ------------

Loss from operations                          (1,979,100)          (3,890,040)          (4,697,632)          (8,864,123)

Interest income                                  236,359              283,486              486,345              628,097
Interest expense                                 (52,456)             (55,284)            (107,586)            (125,330)
                                            ------------         ------------         ------------         ------------
Net loss                                    $ (1,795,197)        $ (3,661,838)        $ (4,318,873)        $ (8,361,356)
                                            ============         ============         ============         ============

Net loss per share:
    Basic and diluted                       $      (0.09)        $      (0.20)        $      (0.22)        $      (0.47)

Shares used in computing net
    loss per share:
    Basic and diluted                         19,394,827           17,863,241           19,387,987           17,839,814

Aspect Medical Systems, Inc.
Page 7 of 7


                          ASPECT MEDICAL SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                            June 28,          December 31,
                                                              2003               2002
                                                           -----------        -----------
                                                           (Unaudited)        (Unaudited)
ASSETS
Current assets:
   Cash, cash equivalents and marketable securities         $32,045,647       $36,865,333
   Accounts receivable, net                                   5,720,671         4,666,098
   Current portion of investment in sales-type leases         1,836,747         1,859,237
   Inventory, net                                             1,738,325         2,333,385
   Other current assets                                       1,910,290         1,319,091
                                                            -----------       -----------
           Total current assets                              43,251,680        47,043,144

Property and equipment, net                                   3,282,991         4,121,560
Long-term investment in sales-type leases                     2,330,022         2,282,751
Other long-term assets                                          751,375         1,032,572
                                                            -----------       -----------
           Total assets                                     $49,616,068       $54,480,027
                                                            ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                            825,356           887,538
   Accounts payable and accrued liabilities                   8,239,727         8,373,658
   Deferred revenue                                             993,706         1,047,651
                                                            -----------       -----------
           Total current liabilities                         10,058,789        10,308,847

Long-term portion of deferred revenue                         5,939,392         6,359,210
Long-term debt                                                  838,598         1,015,101
Stockholders' equity                                         32,779,289        36,796,869
                                                            -----------       -----------
           Total liabilities and stockholders' equity       $49,616,068       $54,480,027
                                                            ===========       ===========


                                      -end-